Exhibit 2.1

AMENDMENT NO. 3 TO

AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 3 (this “Amendment”), dated as of June 29, 2021, amends the Agreement and Plan of Merger, dated as of October 7, 2020, as previously amended by Amendment No. 1, dated as of March 5, 2021, and Amendment No. 2, dated as of April 6, 2021 (including all schedules, exhibits and annexes thereto (including the Company Disclosure Letter and the Parent Disclosure Letter (each, as defined therein)), the “Agreement”), by and among Stable Road Acquisition Corp., a Delaware corporation (“Parent”), Project Marvel First Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned Subsidiary of Parent (“First Merger Sub”), Project Marvel Second Merger Sub, LLC, a Delaware limited liability company and a direct, wholly-owned Subsidiary of Parent (“Second Merger Sub”) and Momentus Inc., a Delaware corporation (the “Company”). Capitalized terms used and not defined herein but defined in the Agreement shall have the meanings ascribed to them in the Agreement.

WHEREAS, the Parties desire to amend the Agreement as set forth herein; and

WHEREAS, pursuant to Section 11.12 of the Agreement, an amendment of the Agreement may be effected by a written instrument executed and delivered by Parent, First Merger Sub, Second Merger Sub and the Company.

NOW, THEREFORE, in consideration of the premises of this Amendment and the agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, First Merger Sub, Second Merger Sub and the Company, intending to be legally bound, agree as follows:

1. Amendment of Base Value. The term “Base Value” shall mean an amount equal to $566,600,000.

2. Amendment of Company Transaction Costs. The term “Company Transaction Costs” shall mean all fees, costs and expenses of the Company, in each case, incurred prior to and on the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements and the consummation of the Transactions, that remain unpaid immediately prior to the Closing, including: (a) all transaction, deal, brokerage, financial or legal advisory or any similar fees, commissions or expenses payable in connection with or anticipation of the consummation of the Transactions to financial advisors, investment banks, data room administrators, attorneys, accountants and other similar advisors and service providers; (b) 50% of the costs, fees and expenses related to the D&O Tail; (c) all severance, change of control payments, stay bonuses, retention bonuses, and any other transaction-related bonuses and all other compensation that may be payable at the Closing or thereafter become payable, in each case of this clause (c), solely to the extent resulting from the consummation of the Transactions (and not any other action (including any termination of employment following the Closing)), and the employer portion of employment, payroll or similar Taxes payable as a result of the foregoing amounts and (d) 50% of any filing fees required by Governmental Entities pursuant to Section 7.6. For the avoidance of doubt, compensation granted pursuant to the CEO Incentive Plan shall not constitute Company Transaction Costs. Company Transaction Costs shall include the amounts payable pursuant to those certain Repurchase Agreements by and among the Company and each of: (i) Dorsey & Whitney Trust Company LLC, as trustee of the Mikhail Kokorich 2021 Irrevocable Trust u/a/d March 1, 2021 and Mikhail Kokorich, both individually and in his capacity as Momentus Sale Advisor of the Mikhail Kokorich 2021 Irrevocable Trust u/a/d March 2021; (ii) Dorsey & Whitney Trust Company LLC, as the voting trustee of Momentus Inc. Voting Trust Agreement u/a/d March 1, 2021 and Mikhail Kokorich, both in his capacity as a shareholder of Nortrone Finance, S.A., and in his capacity as Momentus Sale Advisor of the Momentus Inc. Voting Trust Agreement u/a/d March 1, 2021; and (iii) BRAINYSPACE LLC, Olga Khasis both individually and in her capacity as Momentus Sale Advisor in respect of the Amended and Restated Liability Company Agreement of BRAINYSPACE LLC and of the Olga Khasis 2021 Irrevocable Trust and Lev Khasis, in each case, dated June 8, 2021.

3. Extension of Outside Date. Section 9.1(b) of the Agreement is hereby amended and restated in its entirety as follows:

“by either Parent or the Company if the Transaction shall not have been consummated by August 13, 2021 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Transactions to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;”

4. Parent Board of Directors. Section 7.17 of the Parent Disclosure Letter is hereby amended and restated in its entirety as follows:

1.	The Chief Executive Officer of the Company

2.	Chris Hadfield

3.	One individual nominated by Parent

4.	One individual nominated in accordance with the National Security Agreement, dated as of June 8, 2021, by and among the Company, the U.S. Government, represented by the U.S. Departments of Defense and Treasury as the CFIUS Monitoring Agencies, and the other parties thereto

5.	Such other persons as may be mutually agreed between Parent and the Company’s board of directors prior to the Closing

5. Termination of Repurchase. Neither Parent nor the Company shall effect the Repurchase, and all references to the Repurchase are hereby deleted from the Agreement. In furtherance of the foregoing, concurrently with the execution of this Amendment and as a condition to the effectiveness hereof, the Company, Parent, and the Selling Company Shareholder shall have duly executed a Termination Agreement, in the form of Exhibit A attached hereto.

6. Payment of Certain Parent Transaction Costs. Concurrently with the execution of this Amendment and as a condition to the effectiveness hereof, the Company shall pay to Parent (or its designee) $1,300,000 with respect to legal fees and expenses incurred by Parent in connection with the Transactions, which amount shall not constitute Parent Transaction Costs, by wire transfer of immediately available funds pursuant to written instructions from Parent to the Company provided that Parent shall first provide an invoice for such legal fees to the Company.

7. Establishment of Escrow Account for Parent Transaction Costs. Within five (5) Business Days following the execution of this Amendment, the Company and Parent shall enter into an Escrow Agreement in customary form with an escrow agent to be mutually agreed between Parent and the Company (the “Escrow Agent”), and concurrently therewith, each of Parent and the Company shall deposit or cause to be deposited $300,000 (for a total deposit amount of $600,000) (the “Escrow Funds”) into such escrow account. The Escrow Funds shall be available solely to pay, or reimburse Parent for, legal fees and expenses of Parent incurred from and after the date of this Amendment. From and after the execution of such Escrow Agreement, Parent shall be permitted to instruct the Escrow Agent to, and the Escrow Agent shall, release Escrow Funds to pay the legal fees and expenses of Parent upon the presentment of an invoice therefor; provided, however, that Parent shall first provide an invoice for such legal fees to the Company and, any discounts conferred to Parent in respect of legal fees as of such date shall also be applied to reduce the $300,000 of Escrow Funds proportionately on a percentage basis.

8. Expense Reimbursement. Notwithstanding anything to the contrary in the Agreement (including Section 11.10 thereof) and without limitation of the obligations set forth in Section 9 of this Amendment, the Company shall pay, or reimburse Parent for, 50% of all out-of-pocket fees, costs and expenses (including legal fees and expenses) with respect to the Transactions incurred by Parent from and after the date of this Amendment, in an amount not to exceed $1,500,000 in the aggregate; provided that (i) such maximum reimbursement amount shall not apply to any indemnification obligation set forth in Section 9 of this Agreement and (ii) Parent shall first provide an invoice for such legal fees and any discounts conferred to Parent as of such date shall also be applied to reduce the aggregate $1,500,000 payment proportionately on a percentage basis. Any amounts to which Parent is entitled pursuant to this Section 8 may be recovered (i) first, from the Escrow Funds and (ii) second, once the Escrow Funds are depleted, from the Company. As security for the Company’s obligations under this Section 8 the Company shall execute and deliver to Parent a senior secured second lien promissory note in the form of Exhibit B attached hereto in the amount of $1,500,000. Such note shall be pari passu with a senior secured second lien promissory note issued as of the date hereof in respect of the legal fees and expenses of the Company.

9. Indemnification. In the event the Closing does not occur for any reason, the Company shall indemnify and hold harmless, to the maximum extent permitted by applicable law, Parent, Sponsor and their respective officers and directors for any losses, damages, liability, costs, taxes, fines, disgorgement or other amounts (including, without limitation, reasonable costs of preparation and reasonable attorney’s fees) (collectively, “Losses”) actually incurred (including any reasonable defense or investigation costs) by Parent or its Affiliates that arises out of, or is based upon a claim asserted by any Person who is not a party to the Agreement or an Affiliate of a party to the Agreement or a Representative of the foregoing acting on behalf of such party (a “Third-Party Claim”) which arises out of, or is based upon (i) any untrue statement of a material fact contained in the Registration Statement (including any final, preliminary or summary prospectus contained therein or any amendment thereto or any documents incorporated by reference therein or any other disclosure document produced by or on behalf of Parent including reports and other documents filed under the Exchange Act related to the Transactions, including the definitive proxy statement filed by Parent with the SEC on April 9, 2021 (collectively, the “Registration Statement Materials”)), which statement was provided by or predominantly based upon information provided by the Company or its representatives, or (ii) any omission of a material fact required to be stated therein or necessary to make the statements contained in the Registration Statement Materials, in light of the circumstances in which they are made, not misleading, which omission relates to the Company, including its business, technology or current or former directors, officers or equity holders. Notwithstanding anything to the contrary set forth herein, in no event shall the Company be required to indemnify for any punitive damages except to the extent that any such damages are payable by an Indemnified Party to a third party. Notwithstanding anything to the contrary set forth herein, the aggregate amount of all Losses for which the Company shall be required to indemnify, reimburse, compensate or contribute shall not exceed $10,000,000.00 except in the event of fraud committed by the Company. For the avoidance of doubt, in no event whatsoever, shall the Company provide any indemnification or contribution in respect of claims of, or for any penalties, fines, damages, liabilities disgorgement or Losses imposed by, or payable to, the Securities and Exchange Commission (except for defense costs incurred after the date hereof arising out of an investigation or action of the Securities and Exchange Commission).

Notwithstanding anything to the contrary set forth herein, the Company’s indemnification obligations shall be limited to the amount of any liability or damage that remains after deducting any insurance proceeds and any indemnity, contribution or other similar payment, in each case that are actually received by the Parent in respect of any such claim, net of costs and expenses (including direct collection expenses and any retention amounts or increases in premium). The Indemnified Parties shall use commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses.

If any party who may seek indemnification (an “Indemnified Party”) receives notice of the assertion or commencement of a Third-Party Claim against such Indemnified Party with respect to which the Company is obligated to provide indemnification under this Amendment, the Indemnified Party shall give the Company prompt written notice thereof. The failure to give such prompt written notice shall relieve the Company of its indemnification obligations only to the extent that the Company forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of material written evidence thereof that are available to the Indemnified Party and shall indicate the estimated amount, if reasonably practicable, of the indemnifiable loss that may be sustained by the Indemnified Party. The Company shall have the right to participate in, or by giving written notice to the Indemnified Party within 30 days of receiving notice of such Third-Party Claim (which notice shall irrevocably acknowledge the Company’s responsibility for such Third-Party Claim without a reservation of rights but subject to the limitations set forth herein), to assume the defense of any Third-Party Claim at the Company’s sole expense and by the Company’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided that, the Company shall have no right to assume the defense of any claim, action or proceeding (i) by or before the Securities and Exchange Commission, (ii) that involves criminal allegations or (iii) that is made against any director or officer of Parent. In the event that the Company assumes the defense of any Third-Party Claim, it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim. If the Company has the right to assume, and does assume, the defense of a Third-Party Claim, the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of such Third-Party Claim with counsel selected by it subject to the Company’s right to control the defense thereof. If the Company elects not to compromise or defend such Third-Party Claim, the Indemnified Party may pay, compromise and defend such Third-Party Claim and seek indemnification for indemnifiable Losses based upon, arising from or relating to such Third-Party Claim; provided, however, that if the Indemnified Party has assumed the defense, it shall not agree to any settlement without the written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed). Parent and the Company shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

Notwithstanding anything to the contrary set forth herein, the Company shall not enter into settlement of any Third-Party Claim with respect to which indemnification is sought hereunder without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). If an offer is made to settle a Third-Party Claim which does not create liability or a financial or other obligation of the Indemnified Party and includes an unconditional release of the Indemnified Party from all liabilities and obligations relating to such Third-Party Claim, and the Company seeks to accept such offer, the Company shall give written notice stating this to the Indemnified Party. If the Indemnified Party fails to consent to such offer within ten (10) Business Days, days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Company as to such Third-Party Claim shall not exceed the amount of the settlement offer. If the Indemnified Party fails to consent to such offer and also fails to assume defense of such Third-Party Claim, the Company may settle the Third-Party Claim upon the terms set forth in such offer to settle such Third-Party Claim.

10. Miscellaneous. The Agreement is amended only as expressly provided in this Amendment and shall otherwise remain in full force and effect. From and after the execution of this Amendment by the parties hereto, any reference to the Agreement in the Agreement or in any other agreements, documents, or instruments executed or delivered pursuant to, or in connection with, the Agreement, shall be deemed a reference to the Agreement as amended hereby. All references in the Agreement to the “date hereof” or the “date of this Agreement” shall refer to October 7, 2020. Without limiting any other provision of this Amendment, the parties hereto agree that the provisions of Article XI of the Agreement, as applicable, are incorporated herein by reference, mutatis mutandis.

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IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to be executed as of the day and year first above written.

PARENT:

STABLE ROAD ACQUISITION CORP.

By:	/s/ Brian Kabot
Name:	Brian Kabot
Title:	Chief Executive Officer

FIRST MERGER SUB:

Project Marvel First Merger Sub, Inc.

By:	/s/ Brian Kabot
Name:	Brian Kabot
Title:	President & Chief Executive Officer

SECOND MERGER SUB:

Project Marvel SECOND Merger Sub, LLC

By:	/s/ Brian Kabot
Name:	Brian Kabot
Title:	President & Chief Executive Officer

Signature Page to Amendment No. 3 to Agreement and Plan of Merger

COMPANY:

MOMENTUS INC.

By:	/s/ Dawn Harms
Name:	Dawn Harms
Title:	Chief Executive Officer

Signature Page to Amendment No. 3 to Agreement and Plan of Merger

Exhibit A

Termination Agreement

See attached.

Exhibit B

Promissory Note

See attached.